EXHIBIT 99.3

KEMET/Yageo Transaction Employee FAQ

1.	What was announced?
•	We have announced an agreement to be acquired by Yageo, a leading global electronic component company headquartered in Taiwan, in an all-cash transaction valued at approximately US$1.8 billion.
•	Under the terms of the agreement, KEMET shareholders will receive $27.20 per share in cash for each share of KEMET common stock outstanding immediately before the transaction closes.
•	This transaction, which has been approved by our Board of Directors, is a testament to your hard work and dedication to providing our customers with the broadest selection of passive component technologies and superior service in the industry.
•	We are confident this transaction will position KEMET for long-term growth, benefiting you — our talented employees across the globe — our customers and our business partners.

2.	Who is Yageo?
•	Founded in 1977 and headquartered in Taiwan, Yageo is a leading global electronic component company with capabilities on a global scale, including production and sales facilities in Asia, Europe and the Americas.

3.	Why did KEMET enter into this agreement? Why now?
•	We are confident this transaction will position KEMET for long-term growth, benefiting you — our talented employees across the globe — our customers and our business partners.
•	Due to KEMET and Yageo’s complementary product offerings, the combined company will be well positioned as a one-stop provider of passive electronic components a leading portfolio of polymer, tantalum, ceramic, film and electrolytic capacitors, chip resistors, circuit protection as well as magnetics, sensors and actuators, all addressing a full range of end markets.
•	Additionally, the combined company will have an enhanced global footprint and be better able to partner with long-standing, blue chip customers worldwide through a combined 42 manufacturing plants and 14 dedicated R&D centers.

4.	Will there be changes to our strategy or business priorities?
•	The combined company will be an industry leader in the $28 to $32 billion passive components industry and serve as a one-stop provider of a robust portfolio of polymer, tantalum, ceramic, film and electrolytic capacitors, chip resistors, circuit protection as well as magnetics, sensors and actuators.
•	While we are excited about this announcement, please keep in mind that it is just day one.
•	It is business as usual, and KEMET will continue to operate as an independent company until the transaction closes. It is important that we all remain focused on our day-to-day responsibilities, which we expect to occur in the second half of 2020.
•	As we enter KEMET’s next chapter, we look forward to partnering with the team at Yageo after the transaction closes to provide our customers with an enhanced experience.

5.	What does the transaction mean for KEMET employees?
•	The Yageo team has made clear their admiration for the KEMET brand, the quality of our operations, our success in capturing increased worldwide demand for custom-designed, higher-margin electronic components and capacitors, and our talented workforce.
•	Following the close of the transaction, Yageo intends to keep the KEMET name as a subsidiary of Yageo and continue to market our products under the brand name of KEMET.
•	Our leadership team will continue to run the business and KEMET teams will actively participate in the step-by-step integration of Yageo and KEMET. Furthermore, as part of a larger, diversified organization with greater scale and resources, we expect there will be significant benefits for KEMET employees.
•	As we move through this process, Yageo and KEMET each have a proven track record of completing major cross-border acquisitions, and we are committed to ensuring a seamless transition for our employees as we enter our next chapter together.
•	While we are excited about this announcement, please keep in mind that it is just day one.
•	The transaction is expected to close in the second half of 2020. Until then, KEMET and Yageo will continue to operate as independent companies, and it is important that we all remain focused on our day-to-day responsibilities.

6.	Will there be any changes to employees’ salaries, compensation, or benefits before the transaction closes?
•	We are continuing to operate under our current compensation and benefits programs.
•	To the extent there would be any changes, we would inform employees in advance as we have in the past.

7.	What happens to employees’ equity awards outstanding immediately prior to the close of the transaction?
•	Stock Options (“Options”):
o	Options will be converted into the right to receive the excess of $27.20 over the applicable per share exercise price for each share of KEMET common stock subject to such Options, regardless of whether the Options are vested or not.
•	Restricted Stock Units (“RSUs”) (NOT including long-term incentive plan awards):
o	RSUs granted before November 11, 2019, as well as RSUs granted under the FY20 Key Manager Stock Plan with a December 1, 2019 grant date, will be converted into the right to receive $27.20 for each share of KEMET common stock subject to such RSUs, regardless of whether the RSUs are vested or not.
o	RSUs granted after November 11, 2019, but before the transaction closes, will be converted into the right to receive a pro-rated amount of $27.20 (based on the number of days from the grant date through and including the date of the close of the transaction) for each share of KEMET common stock subject to such RSUs, regardless of whether the RSUs are vested or not.
•	Time-Based Vesting Portions of Long-Term Incentive Plan Awards (“Time-Based LTIP Awards”):
o	Time-Based LTIP Awards granted before November 11, 2019 will be converted into the right to receive $27.20 for each share of KEMET common stock subject to such Time-Based LTIP Awards, whether vested or not.
o	Time-Based LTIP Awards granted after November 11, 2019, but before the transaction closes, will be converted into the right to receive a pro-rated amount of $27.20 (based on the number of days from the grant date through and including the date of the close of the transaction) for each share of KEMET common stock subject to such Time-Based LTIP Awards, whether vested or not.
•	Performance Based Vesting Portions of Long-Term Incentive Plan Awards (“Performance-Based LTIP Awards”):
o	Performance-Based LTIP Awards granted before November 11, 2019 will be converted into the right to receive the total value of the payout that you would have earned assuming (i) the maximum level of performance for each FY19/20 Performance-Based LTIP Award and (ii) the greater of target and actual level of performance for each FY20/21 Performance-Based LTIP Award.
o	Performance-Based LTIP Awards granted after November 11, 2019 will be converted into the right to receive the total value of the payout calculated based on the actual performance through the date of the close of the transaction (pro-rated based on the number of days from the first day of the applicable performance period and through and including the date of the close of the transaction).

8.	Will employees still receive their annual bonuses under the KAIP?
•	If the transaction does not close by March 31, 2020, we will determine and pay your annual cash bonus for the 2020 fiscal year as we did in the past.
•	If the transaction closes in the middle of the 2021 fiscal year, we will calculate the pro-rated amount of your bonus for the 2021 fiscal year, based on the actual performance through the close of the transaction (pro-rated based on the number of days from April 1, 2020 through and including the date the transaction closes). The pro-rated bonuses will be banked upon the close of the transaction and paid on the normal bonus payment date for the 2021 fiscal year. If you experience a qualifying termination before the normal bonus payment date, you will be paid the pro-rated bonus within 30 days following the termination, unless you are already entitled to receive a full or pro-rated annual bonus upon the termination pursuant to any other arrangement with KEMET.

9.	What will happen to employees’ compensation and benefits after the transaction closes?
•	If you are an employee of KEMET immediately before the transaction closes and remain an employee of Yageo or any of Yageo’s affiliates afterwards, for one year after the transaction closes, Yageo will provide you with compensation and benefits that are, taken together as a whole, substantially comparable to the compensation and benefits, taken together as a whole, that were provided to you as of November 11, 2019. In other words, Yageo will not necessarily provide the exact same compensation and benefits, but the aggregate value of your compensation and benefits will remain at the substantially similar level at least until the first anniversary of the close of the transaction.
•	As of the time the transaction closes, Yageo will use reasonable efforts to recognize your service for purposes of eligibility, vesting and determination of the level of benefits under employee compensation and benefits programs that apply to you after the transaction closes.

10.	Who will lead KEMET after the transaction closes?
•	Following the close of the transaction, Yageo intends to keep the KEMET name as a subsidiary of Yageo and continue to market our products under the brand name of KEMET.
•	Our leadership team will continue to run the business.

11.	Will there be any changes in reporting relationships or job responsibilities as a result of the transaction?
•	We are operating as usual with existing reporting relationships and responsibilities.
•	Importantly, as part of a larger, diversified organization with greater scale and resources, we expect there will be significant benefits for KEMET employees.
•	As we move through this process, Yageo and KEMET each have a proven track record of completing major cross-border acquisitions, and we are committed to ensuring a seamless transition for our employees as we enter our next chapter together.
•	We are committed to being transparent and providing updates throughout this process.

12.	Will there be any relocations or workforce reductions as a result of this transaction?
•	It is too soon to predict or assess specific impacts on people or facilities, and there are still many details to work through to complete the transaction.
•	Fundamentally, this transaction is about building on KEMET’s many strengths, including our talented employee base. Yageo has great respect for our company and recognizes the value of our employees. We understand that employee continuity is important to KEMET employees, and you can be assured that this is a key concern for KEMET’s leadership team.
•	We do not expect significant staff reductions as a result of the transaction, but do see potential opportunities for employees Importantly, as part of a larger, diversified organization with greater scale and resources, we expect there will be significant benefits for KEMET employees.
•	Prior to the close of the transaction, we will continue to operate our business independently, focusing on achieving our corporate goals and managing employee performance in the ordinary course of business.
•	As we move through this process, Yageo and KEMET each have a proven track record of completing major cross-border acquisitions, and we are committed to ensuring a seamless transition for our employees as we enter our next chapter together.

13.	Will KEMET continued to be headquartered in Fort Lauderdale?
•	Following the close of the transaction, KEMET will remain based in Fort Lauderdale, with a continued corporate presence in existing locations, and the combined company will be headquartered in New Taipei City, Taiwan.

14.	Will there be any changes to the KEMET name and brand?
•	The Yageo team has made clear their admiration for the KEMET brand, the quality of our operations, our success in capturing increased worldwide demand for custom-designed, higher-margin electronic components and capacitors, and our talented workforce.
•	Following the close of the transaction, Yageo intends to keep the KEMET name as a subsidiary of Yageo and continue to market our products under the brand name of KEMET.
•	Our leadership team will continue to run the business and KEMET teams will actively participate in the step-by-step integration of Yageo and KEMET.

15.	What does this mean for KEMET customers and business partners?
•	As a leading global supplier of electronic components, we have provided our customers the broadest selection of passive component technologies and superior service in the industry, along with an expanding range of electromechanical devices, electromagnetic compatibility solutions and supercapacitors for nearly three decades.
•	We remain committed to being the preferred supplier of electronic component solutions for customers demanding the highest standards of quality, delivery and service.
•	We expect to continue to execute on our strategy with our customers and business partners, and look forward to partnering with the team at Yageo after the transaction closes to ensure a seamless transition.

16.	When is the transaction expected to close? What happens next?
•	The transaction is expected to close in the second half of 2020, subject to customary closing conditions and receipt of required regulatory approvals.
•	Until then, KEMET and Yageo will continue to operate as independent companies, and it is important that we all remain focused on our day-to-day responsibilities.
•	We are committed to being transparent and providing updates throughout this process.

17.	Who do employees contact with questions?
•	If you have additional questions about the announcement, please reach out to Jamie Assaf, KEMET General Counsel.

18.	What do I do if a stockholder, analyst or member of the media contacts me?
•	If you receive any inquiries from the media or any external third parties about today’s news, please forward them to Greg Thompson, KEMET Chief Financial Officer.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about KEMET’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which KEMET operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates” or other similar expressions and future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements.

This communication includes forward-looking statements relating to the proposed transaction between KEMET and Yageo, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, the combined company’s plans, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of KEMET and Yageo and are subject to significant risks and uncertainties outside of our control. Actual results could differ materially based on factors including, but not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the risk that KEMET stockholders may not approve the proposed transaction; (iii) the risk that Yageo stockholders may not approve the proposed transaction (if approval by Yageo’s stockholders is required by law); (iv) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; (v) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (vi) uncertainty as to the timing of completion of the proposed transaction; (vii) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (viii) potential litigation relating to the proposed transaction that could be instituted against KEMET, Yageo or their respective directors and officers, including the effects of any outcomes related thereto; or (ix) possible disruptions from the proposed transaction that could harm KEMET’s or Yageo’s business, including current plans and operations.

Discussions of additional risks and uncertainties are contained in KEMET’s filings with the United States Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. KEMET and Yageo undertake no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, KEMET will file with the SEC a proxy statement (and related white proxy card) on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement or any other document which KEMET may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF KEMET ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by KEMET through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of KEMET.

Participants in the Solicitation

KEMET and its directors and executive officers may be deemed to be participants in the solicitation of proxies from KEMET’s stockholders in connection with the proposed transaction. Information regarding KEMET’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in KEMET’s 2019 annual proxy statement filed with the SEC on June 18, 2019, and in the related amendment filed on July 1, 2019. A more complete description will be available in the proxy statement on Schedule 14A to be filed regarding the proposed transaction. These documents can be obtained free of charge from the sources indicated above.